Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 30, 2020

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We are acting as counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of up to 11,500,000 depositary shares (the “Shares”), each representing 1/1,000th of a 3.875% Cumulative Preferred Share of Beneficial Interest, Series N (the “Preferred Shares”) of the Company (including 1,500,000 Shares that may be issued upon the exercise of the underwriters’ option to purchase additional Shares), pursuant to the terms of the Underwriting Agreement dated September 29, 2020 among the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named therein (the “Agreement”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated September 29, 2020 and the accompanying prospectus dated May 15, 2019 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including .pdfs). We also have assumed that the Shares and the Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Further, for purposes of this opinion letter, we have assumed that (i) the Depositary has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Deposit Agreement and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Deposit Agreement against the Company, (ii) the Depositary has duly authorized, executed and delivered the Deposit

Board of Trustees

September 30, 2020

Agreement, (iii) the Depositary is validly existing and in good standing in all necessary jurisdictions, (iv) the Deposit Agreement constitutes a valid and binding obligation, enforceable against the Depositary in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Deposit Agreement, and the conduct of all parties to the Deposit Agreement has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Deposit Agreement.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”), and applicable provisions of the Maryland General Corporation Law, as amended (the “MGCL”), and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)     The Preferred Shares, upon receipt by the Company of the consideration for the Preferred Shares specified in resolutions of the Board of Trustees and the Special Committee thereof, will be validly issued, fully paid and non-assessable.

(b)     The depositary receipts evidencing the Shares, upon due issuance against a deposit of the Preferred Shares in accordance with the certain Master Deposit Agreement, dated as of May 31, 2007, between the Company and Computershare Trust Company, N.A., as depositary, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and Master Deposit Agreement.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP